Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Third Quarter Earnings for 2019

Conference Call and Webcast Scheduled for Tuesday, October 22, 2019 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

•	Net income was $8.0 million, or $0.39 diluted earnings per share
•	Total loans, including loans held for sale, increased by $43.5 million, or 7.4% annualized growth, from the end of the prior quarter
•	Total deposits increased by $16.6 million, or 2.9% annualized growth, from the end of the prior quarter
•	Excluding brokered deposits, total deposits, increased by $49.0 million, or 9.3% annualized growth, from the end of the prior quarter
•	Definitive agreement to acquire Pacific Global Bank and enter the attractive Chicago market

Los Angeles, CA, October 21, 2019 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended September 30, 2019.

The Company reported net income of $8.0 million, or $0.39 diluted earnings per share, for the three months ended September 30, 2019, compared to net income of $10.1 million, or $0.50 diluted earnings per share, and $8.3 million, or 0.48 diluted earnings per share, for the three months ended June 30, 2019 and September 30, 2018, respectively.

“We are pleased to report financial and operating results for the third quarter that are in line with our expectations,” said Mr. Alan Thian, Chairman, President and CEO. “We have successfully completed the balance sheet repositioning that we initiated at the start of the year. We also resumed loan growth, generating strong production in both residential and commercial real estate that outpaced continued elevated levels of loan payoffs and paydowns. Our focus on increasing core deposits helped drive deposit growth and reduce our reliance on wholesale funding. While our net interest margin was negatively impacted by temporary excess liquidity, our ongoing low credit costs and well-managed expenses enabled us to meet our profitability goal for the quarter.”

In September, RBB Bancorp agreed to acquire Chicago-based PGB Holdings Inc. and its wholly-owned subsidiary Pacific Global Bank for approximately $32.5 million. The transaction is expected to close in the first quarter of 2020 and result in earnings per share (EPS) accretion in the high single-digits next year.

“We are also very pleased to be acquiring Pacific Global Bank, which enables us to expand the RBB franchise to the attractive Chicago market and serve its large community of Asian-Americans. We are excited to enter this new market and intend to open two new branches in metro Chicago next year. We believe that this transaction will position us well for continued growth and help create greater value for our shareholders in the years ahead,” concluded Mr. Thian.

Key Performance Ratios

Net income of $8.0 million for the third quarter of 2019 produced an annualized return on average assets of 1.15%, an annualized return on average tangible common equity of 9.56%, and an annualized return on average equity of 7.99%.  This compares to an annualized return on average assets of 1.43%, an annualized return on average tangible common equity of 12.51%, and an annualized return on average equity of 10.42% for the second quarter of 2019.  The efficiency ratio for the third quarter of 2019 was 52.40%, compared to 50.0% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $23.5 million for the third quarter of 2019, compared to $24.3 million for the second quarter of 2019.  The $805,000 decrease was primarily attributable to a $101.7 million decrease in average loans held for sale and an $8.8 million decrease in average total loans held for investment, partially offset by a $104.8 million decrease in average interest-bearing liabilities.  Net interest income was also impacted by a 5 basis point decrease in the net interest margin.  Accretion of purchase discounts from prior acquisitions contributed $624,000 to net interest income in the third quarter of 2019, compared to $753,000 in the second quarter of 2019.

Compared to the third quarter of 2018, net interest income, before provision for loan losses, increased $4.9 million from $18.6 million. The increase was primarily attributable to an $801.2 million increase in average earning assets, partially offset by a 52 basis point decrease in the net interest margin.

Net interest margin was 3.59% for the third quarter of 2019, a decrease from 3.64% in the second quarter of 2019. The decrease was primarily attributable to an 8 basis point decrease in the yield on average earning assets resulting from higher balances and lower yields on cash equivalents and short term securities and lower average loan yields combined with a 1 basis point increase in the cost of interest bearing liabilities.  Loan discount accretion contributed 10 basis points to the net interest margin in the third quarter of 2019, compared to 11 basis points in the second quarter of 2019.

Noninterest Income

Noninterest income was $2.8 million for the third quarter of 2019, a decrease of $2.7 million from $5.5 million in the second quarter of 2019.  The decrease was driven by a decrease in gain on loan sales of $2.3 million, and a decrease from a second quarter 2019 BEA award of $233,000.

The Company sold $5.8 million in FNMA direct mortgage loans for a net gain of $182,000 during the third quarter of 2019, compared to $175.0 million in total mortgage loan sales for a net gain of $2.5 million during the second quarter of 2019. As previously discussed, mortgage loan sales were essentially curtailed in the third quarter as the system conversion was being implemented at First American International Corp. (FAIC) and the loan pipeline was being replenished. The Company originated $46.1 million in mortgage loans for sale for the third quarter of 2019, compared with $28.3 million during the prior quarter.

The Company sold $11.3 million in SBA loans for a net gain of $631,000 during the third quarter of 2019, compared to $10.0 million in SBA loans sold for a net gain of $616,000 during the second quarter of 2019.

Compared to the third quarter of 2018, noninterest income increased by $694,000 from $2.1 million. The increase was primarily attributable to an increase of $294,000 in service charges and fees, and an increase of $690,000 in net loan servicing fees, mostly attributable to the FAIC merger, partially offset by a $312,000 decrease in gains on loan sales.

Noninterest Expense

Noninterest expense for the third quarter of 2019 was $13.8 million, compared to $14.9 million for the second quarter of 2019.  The $1.1 million decrease was primarily attributable to a $368,000 decrease in salaries and employee benefits expenses, a $240,000 decrease in occupancy and equipment expenses, a $245,000 decrease in data processing expenses, a $221,000 decrease in legal and professional expenses, a $112,000 decrease in insurance and regulatory assessments, and was partially offset by a $139,000 increase in merger expenses. The decrease in a number of these categories was due to realizing the benefits from the integration of the FAIC acquisition, where we are in the process of optimizing its operational footprint and where we have renegotiated and entered into new contracts with our core system vendor.

Compared to the third quarter of 2018, noninterest expense increased from $8.7 million.  The $5.1 million increase was primarily due to an increase in salaries and employee benefits of $2.9 million, occupancy and equipment expenses of $1.4 million, data processing expenses of $463,000, and core deposit premium amortization of $308,000.  The increase in salary expense and occupancy expense is attributable to additional staff for expansion and the FAIC acquisition, including the new branch in Flushing, NY and our new Irvine location in Orange County, CA.

Income Taxes

The effective tax rate was 31.5%, including the tax impact for stock options exercised in the amount of $38,000 for the third quarter of 2019, 30.3% for the second quarter including the tax impact for stock options exercised in the amount of $52,000, and 19.7% for the third quarter of 2018, which included the tax impact of a deduction for stock options exercised in the amount of $991,000.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.1 billion as of September 30, 2019, an increase of $33.7 million from June 30, 2019, and an increase of $744.9 million from September 30, 2018. The increase from June 30 to September 30 was driven by a $35.2 million increase in single-family residential mortgages, and a $31.5 million increase in commercial real estate loans; this was partially offset by a $17.2 million decrease in construction loans and a combined $15.9 million decrease in C&I and SBA loans.

During the third quarter, single-family residential mortgage production was $92.0 million, payoffs and paydowns were $48.3 million, and loan sales were $5.9 million.  Compared to the second quarter, production was $50.5 million, payoffs and paydowns were $42.7 million, and loan sales were $175.0 million.

Mortgage loans held for sale were $259.3 million as of September 30, 2019, an increase of $9.7 million from $249.6 million at June 30, 2019 and a decrease of $119.6 million from $378.9 million as of September 30, 2018.

In the third quarter, SBA loan production was $7.5 million, loan payoffs and paydowns were $11.8 million, and total loan sales were $11.3 million.  In the second quarter, SBA loan production was $5.0 million, loan payoffs and paydowns were $8.1 million, and total loan sales were $10.0 million.

Deposits

Deposits were $2.3 billion at September 30, 2019, an increase of $16.6 million from June 30, 2019, and an increase of $687.0 million from September 30, 2018. The increase in total deposits from the end of the prior quarter was primarily attributable to a $10.5 million increase in demand deposits, a $31.8 million increase in money market deposits and a $13.1 million increase in jumbo time deposits, partially offset by a decrease of $6.1 million in retail time deposits and a $32.4 million decrease in brokered time deposits.  Non-maturity deposits increased by $42.0 million in the quarter as our deposit gathering efforts have continued to gain traction. As of September 30, 2019, deposits included $102.6 million in brokered CDs, as compared to $135.0 million as of June 30, 2019 and $107.9 million as of September 30, 2018. Excluding brokered deposits, total deposits increased by $49.0 million, or 9.3% annualized growth from June 30, 2019.

Asset Quality

Nonperforming assets totaled $10.9 million, or 0.39% of total assets at September 30, 2019, compared to $8.4 million, or 0.30%, of total assets at June 30, 2019. The increase in nonperforming assets was primarily due to the additions of a $2.0 million SBA loan, an $891,000 commercial real estate loan, and a mortgage loan in the amount of $449,000. Nonperforming assets consist of Other Real Estate Owned, loans modified under troubled debt restructurings (TDR), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due increased to $4.6 million at September 30, 2019, from $4.2 million at June 30, 2019.

In the third quarter of 2019, there were no charge-offs and there were $1,000 in recoveries.

The Company recorded a provision for loan losses of $824,000 for the third quarter of 2019, which was primarily attributable to a $400,000 reserve for two non-accrual loans and normal loan growth.

The allowance for loan losses totaled $19.4 million, or 0.91% of total loans held for investment at September 30, 2019, compared with $18.6 million, or 0.89%, of total loans at June 30, 2019.

Properties

Our headquarters office is located at 1055 Wilshire Blvd., 12th floor, in Los Angeles, California. In 2019, we have closed one non-banking office and one branch and opened one new branch in New York City.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  The Company has total assets of $2.8 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and in Brooklyn, Queens, and Manhattan in New York.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and eight branches and one loan operation center in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, October 22, 2019, to discuss the Company’s third quarter 2019 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 7269799. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 7269799, approximately one hour after the conclusion of the call and will remain available through October 29, 2019.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, including our recently completed acquisition of FAIC, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30	June 30	March 31	December 31,	September 30,
	2019	2019	2019	2018	2018
Assets
Cash and due from banks	$136,076	$185,643	$250,079	$147,685	$171,553
Federal funds sold and other cash equivalents	47,000	20,000	—	—	—
Total cash and cash equivalents	183,076	205,643	250,079	147,685	171,553
Interest-bearing deposits in other financial institutions	949	1,196	1,196	600	600
Investment securities available for sale	72,923	71,629	58,537	73,762	87,066
Investment securities held to maturity	8,724	8,733	9,449	9,961	9,974
Mortgage loans held for sale	259,339	249,596	375,430	434,522	378,943
Loans held for investment	2,126,145	2,092,438	2,120,413	2,142,015	1,381,218
Allowance for loan losses	(19,386)	(18,561)	(18,236)	(17,577)	(16,178)
Net loans held for investment	2,106,759	2,073,877	2,102,177	2,124,438	1,365,040
Premises and equipment, net	16,871	17,214	17,342	17,307	8,119
Federal Home Loan Bank (FHLB) stock	15,000	15,000	8,899	9,707	7,738
Net deferred tax assets	4,378	4,318	4,389	4,642	7,320
Income tax receivable	898	3,001	-	656	1,845
Other real estate owned (OREO)	1,267	2,075	2,056	1,101	293
Cash surrender value of life insurance	34,158	33,963	33,769	33,578	33,380
Goodwill	58,383	58,383	58,383	58,383	29,940
Servicing assets	17,180	17,587	17,288	17,370	6,248
Core deposit intangibles	6,444	6,828	7,212	7,601	1,203
Accrued interest and other assets	33,953	32,913	31,912	32,689	27,577
Total assets	$2,820,302	$2,801,956	$2,978,118	$2,974,002	$2,136,839
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$446,141	$435,629	$418,953	$438,764	$287,274
Savings, NOW and money market accounts	493,965	462,448	480,959	579,247	462,737
Time deposits	1,311,817	1,337,257	1,284,428	1,126,030	814,953
Total deposits	2,251,923	2,235,334	2,184,340	2,144,041	1,564,964
Reserve for unfunded commitments	618	621	639	688	550
Income tax payable	—	1,610	3,009	—	—
FHLB advances	35,000	40,000	275,000	319,500	210,000
Long-term debt, net of debt issuance costs	103,964	103,878	103,793	103,708	49,637
Subordinated debentures	9,632	9,590	9,548	9,506	3,492
Accrued interest and other liabilities	20,324	17,103	16,986	21,938	13,198
Total liabilities	2,421,461	2,408,136	2,593,315	2,599,381	1,841,841
Shareholders' equity:
Shareholder's equity	398,438	393,758	385,395	375,887	296,514
Non-controlling interest	72	72	72	72	—
Accumulated other comprehensive income (loss) - Net of tax	331	(10)	(664)	(1,338)	(1,516)
Total shareholders' equity	398,841	393,820	384,803	374,621	294,998
Total liabilities and stockholders’ equity	$2,820,302	$2,801,956	$2,978,118	$2,974,002	$2,136,839

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2019	June 30, 2019	September 30, 2018
Interest and dividend income:
Interest and fees on loans	$32,902	$34,240	$23,445
Interest on interest-bearing deposits	429	515	250
Interest on investment securities	703	685	560
Dividend income on FHLB stock	238	379	132
Interest on federal funds sold and other	397	124	86
Total interest income	34,669	35,943	24,473
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,117	1,238	1,145
Interest on time deposits	8,038	7,797	2,994
Interest on subordinated debentures and long term debt	1,921	1,929	925
Interest on other borrowed funds	81	662	793
Total interest expense	11,157	11,626	5,857
Net interest income	23,512	24,317	18,616
Provision for loan losses	824	357	1,695
Net interest income after provision for loan losses	22,688	23,960	16,921
Noninterest income:
Service charges, fees and other	934	1,222	640
Gain on sale of loans	813	3,120	1,125
Loan servicing fees, net of amortization	827	899	137
Recoveries on loans acquired in business combinations	12	55	3
Increase in cash surrender value of life insurance	195	194	200
Gain on sale of fixed assets	—	6	—
Gain on sale of securities	7	—	—
Gain on sale of other real estate owned	11	—	—
	2,799	5,496	2,105
Noninterest expense:
Salaries and employee benefits	7,801	8,169	4,916
Occupancy and equipment expenses	2,434	2,674	1,014
Data processing	974	1,219	511
Legal and professional	435	656	378
Office expenses	335	294	198
Marketing and business promotion	248	316	320
Insurance and regulatory assessments	172	284	223
Core deposit premium	384	385	76
OREO expenses/(income)	(1)	81	5
Merger expenses	154	15	348
Other expenses	850	806	665
	13,786	14,899	8,654
Income before income taxes	11,701	14,557	10,372
Income tax expense	3,689	4,415	2,041
Net income	$8,012	$10,142	$8,331

Net income per share
Basic	$0.40	$0.51	$0.50
Diluted	$0.39	$0.50	$0.48
Cash Dividends declared per common share	$0.10	$0.10	$0.09
Weighted-average common shares outstanding
Basic	20,067,847	20,074,651	16,641,166
Diluted	20,425,966	20,445,013	17,425,300

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended
	September 30, 2019	September 30, 2018
Interest and dividend income:
Interest and fees on loans	$102,981	$63,651
Interest on interest-earning deposits	1,412	645
Interest on investment securities	1,976	1,722
Dividend income on FHLB stock	815	385
Interest on federal funds sold and other	634	530
Total interest income	107,818	66,933
Interest expense:
Interest on savings deposits, NOW and money market accounts	3,649	2,845
Interest on time deposits	21,788	7,450
Interest on subordinated debentures and long term debt	5,783	2,758
Interest on other borrowed funds	2,857	992
Total interest expense	34,077	14,045
Net interest income	73,741	52,888
Provision for loan losses	1,731	2,579
Net interest income after provision for loans losses	72,010	50,309
Noninterest income:
Service charges, fees and other	2,976	1,551
Gain on sale of loans	6,131	5,025
Loan servicing fees, net of amortization	2,566	164
Recoveries on loans acquired in business combinations	73	14
Unrealized gain on equity investments	147	—
Increase in cash surrender value of life insurance	580	598
Gain on sale of fixed assets	6	—
Gain on sale of securities	7	—
Gain on sale of other real estate owned	11	—
	12,497	7,352
Noninterest expense:
Salaries and employee benefits	25,088	14,575
Occupancy and equipment expenses	7,360	2,640
Data processing	3,202	1,471
Legal and professional	1,516	1,058
Office expenses	965	561
Marketing and business promotion	926	785
Insurance and regulatory assessments	754	645
Amortization of intangibles	1,157	235
OREO expenses	161	12
Merger expenses	240	571
Other expenses	2,641	2,581
	44,010	25,134
Income before income taxes	40,497	32,527
Income tax expense	11,963	5,913
Net income	$28,534	$26,614

Net income per share
Basic	$1.42	$1.62
Diluted	$1.40	$1.54
Cash Dividends declared per common share	$0.30	$0.26
Weighted-average common shares outstanding
Basic	20,063,479	16,379,211
Diluted	20,435,867	17,309,241

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$144,131	$1,064	2.93%	$120,818	$1,018	3.38%	$59,666	$468	3.11%
Securities
Available for sale	92,292	631	2.71%	87,347	610	2.80%	67,254	478	2.82%
Held to maturity (2)	8,730	81	3.68%	9,127	84	3.69%	9,982	92	3.67%
Mortgage loans held for sale	253,492	3,050	4.77%	355,168	4,245	4.79%	335,226	3,941	4.66%
Loans held for investment: (3)
Real estate	1,749,371	23,963	5.43%	1,763,749	24,394	5.55%	942,826	13,125	5.52%
Commercial	352,795	5,889	6.62%	347,236	5,601	6.47%	384,693	6,379	6.58%
Total loans	2,102,166	29,852	5.63%	2,110,985	29,995	5.70%	1,327,519	19,504	5.83%
Total earning assets	2,600,811	$34,678	5.29%	2,683,445	$35,952	5.37%	1,799,647	$24,483	5.40%
Noninterest-earning assets	169,691			166,719			112,359
Total assets	$2,770,502			$2,850,164			$1,912,006

Interest-bearing liabilities
NOW and money market deposits	$364,127	$1,070	1.17%	$387,363	$1,188	1.23%	$390,899	$1,115	1.13%
Savings deposits	95,725	47	0.19%	97,584	50	0.21%	29,713	30	0.40%
Time deposits	1,340,751	8,038	2.38%	1,338,631	7,797	2.34%	700,326	2,994	1.70%
Total interest-bearing deposits	1,800,603	9,155	2.02%	1,823,578	9,035	1.99%	1,120,938	4,139	1.46%
FHLB short-term advances	13,261	81	2.42%	95,220	662	2.79%	156,739	793	2.01%
Long-term debt	103,912	1,748	6.67%	103,826	1,748	6.75%	49,615	849	6.79%
Subordinated debentures	9,606	173	7.15%	9,564	181	7.59%	3,479	76	8.67%
Total interest-bearing liabilities	1,927,382	11,157	2.30%	2,032,188	11,626	2.29%	1,330,771	5,857	1.75%
Noninterest-bearing liabilities
Noninterest-bearing deposits	424,908			408,219			276,795
Other noninterest-bearing liabilities	20,490			19,183			13,048
Total noninterest-bearing liabilities	445,398			427,402			289,843
Shareholders' equity	397,722			390,574			291,392
Total liabilities and shareholders' equity	$2,770,502			$2,850,164			$1,912,006
Net interest income / interest rate spreads		$23,521	2.99%		$24,326	3.08%		$18,626	3.65%
Net interest margin			3.59%			3.64%			4.11%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended
	September 30, 2019			September 30, 2018
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$122,563	$2,861	3.12%	$76,800	$1,560	2.72%
Securities
Available for sale	82,868	1,749	2.82%	70,701	1,474	2.79%
Held to maturity (2)	9,159	255	3.72%	9,992	276	3.70%
Mortgage loans held for sale	352,110	12,785	4.85%	233,856	8,207	4.69%
Loans held for investment: (3)
Real estate	1,759,253	72,842	5.54%	892,933	36,858	5.52%
Commercial	350,822	17,354	6.61%	382,072	18,587	6.50%
Total loans	2,110,076	90,196	5.72%	1,275,005	55,445	5.81%
Total earning assets	2,676,776	$107,846	5.39%	1,666,354	$66,962	5.37%
Noninterest-earning assets	167,887			101,349
Total assets	$2,844,663			$1,767,703

Interest-bearing liabilities
NOW and money market deposits	$388,298	$3,500	1.21%	$374,331	$2,750	0.98%
Savings deposits	97,959	149	0.20%	30,373	95	0.42%
Time deposits	1,273,604	21,788	2.29%	669,503	7,450	1.49%
Total interest-bearing deposits	1,759,861	25,437	1.93%	1,074,207	10,295	1.28%
FHLB short-term advances	148,101	2,857	2.58%	74,412	992	1.78%
Long-term debt	103,827	5,243	6.75%	49,583	2,546	6.87%
Subordinated debentures	9,565	540	7.55%	3,459	211	8.17%
Total interest-bearing liabilities	2,021,354	$34,077	2.25%	1,201,661	$14,044	1.56%
Noninterest-bearing liabilities
Noninterest-bearing deposits	412,845			272,261
Other noninterest-bearing liabilities	19,888			12,428
Total noninterest-bearing liabilities	432,733			284,689
Shareholders' equity	390,576			281,353
Total liabilities and shareholders' equity	$2,844,663			$1,767,703
Net interest income / interest rate spreads		$73,769	3.14%		$52,918	3.81%
Net interest margin			3.68%			4.25%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)

Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.(3)Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Per share data (common stock)
Earnings
Basic	$0.40	$0.51	$0.50
Diluted	$0.39	$0.50	$0.48
Dividends declared	$0.10	$0.10	$0.09
Basic, excluding merger expense	$0.40	$0.51	$0.52
Diluted, excluding merger expense	$0.40	$0.50	$0.50
Book value	$19.91	$19.61	$17.56
Tangible book value	$16.67	$16.37	$15.71
Weighted average shares outstanding
Basic	20,067,847	20,074,651	16,641,166
Diluted	20,425,966	20,445,013	17,425,300
Shares outstanding at period end	20,030,866	20,077,526	16,795,903
Performance ratios
Return on average assets, annualized	1.15%	1.43%	1.73%
Return on average shareholders' equity, annualized	7.99%	10.42%	11.34%
Return on average tangible common equity, annualized	9.56%	12.51%	12.70%
Noninterest income to average assets, annualized	0.40%	0.77%	0.44%
Noninterest expense to average assets, annualized	1.97%	2.10%	1.80%
Yield on average earning assets	5.29%	5.37%	5.40%
Cost of average deposits	1.63%	1.62%	1.17%
Cost of average interest-bearing deposits	2.02%	1.99%	1.46%
Cost of average interest-bearing liabilities	2.30%	2.29%	1.75%
Accretion on loans to average earning assets	0.10%	0.11%	0.05%
Net interest spread	2.99%	3.08%	3.65%
Net interest margin	3.59%	3.64%	4.11%
Efficiency ratio	52.40%	49.97%	41.76%
Common stock dividend payout ratio	25.00%	19.61%	18.00%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended September 30,
	2019	2018
Per share data (common stock)
Earnings
Basic	$1.42	$1.62
Diluted	$1.40	$1.54
Basic, excluding merger expense	$1.44	$1.66
Diluted, excluding merger expense	$1.41	$1.57
Dividends declared	$0.30	$0.26
Book value	$19.91	$17.56
Tangible book value	$16.67	$15.71
Weighted average shares outstanding
Basic	20,063,479	16,379,211
Diluted	20,435,867	17,309,241
Shares outstanding at period end	20,030,866	16,795,903
Performance ratios
Return on average assets, annualized	1.34%	2.01%
Return on average shareholders' equity, annualized	9.77%	12.65%
Return on average tangible common equity, annualized	11.73%	14.23%
Noninterest income to average assets, annualized	0.59%	0.56%
Noninterest expense to average assets, annualized	2.07%	1.90%
Yield on average earning assets	5.39%	5.37%
Cost of average deposits	1.57%	1.02%
Cost of average interest-bearing deposits	1.93%	1.28%
Cost of average interest-bearing liabilities	2.25%	1.56%
Accretion on loans to average earning assets	0.12%	0.12%
Net interest spread	3.14%	3.81%
Net interest margin	3.68%	4.25%
Efficiency ratio	51.03%	41.76%
Common stock dividend payout ratio	21.13%	16.00%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	September 30,	June 30,	September 30,
	2019	2019	2018
Loan to deposit ratio	94.41%	93.61%	88.26%
Core deposits / total deposits	68.32%	67.22%	65.23%
Net non-core funding dependence ratio	25.41%	18.46%	10.53%

Credit Quality Data:
Loans 30-89 days past due	$4,578	$4,230	$1,440
Loans 30-89 days past due to total loans	0.22%	0.20%	0.10%
Nonperforming loans	$9,628	$6,354	$6,640
Nonperforming loans to total loans	0.45%	0.30%	0.48%
Nonperforming assets	$10,895	$8,429	$6,933
Nonperforming assets to total assets	0.39%	0.30%	0.32%
Allowance for loan losses to total loans	0.91%	0.89%	1.17%
Allowance for loan losses to nonperforming loans	201.35%	292.12%	243.64%
Net charge-offs to average loans (for the quarter-to-date period)	0.00%	0.01%	0.05%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	12.12%	12.01%	12.53%
Tier 1 leverage ratio	12.73%	12.19%	14.28%
Tier 1 common capital to risk-weighted assets	16.88%	16.96%	17.58%
Tier 1 capital to risk-weighted assets	17.36%	17.45%	17.82%
Total capital to risk-weighted assets	23.61%	23.77%	22.21%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	14.97%	14.17%	13.94%
Tier 1 common capital to risk-weighted assets	20.44%	20.31%	17.39%
Tier 1 capital to risk-weighted assets	20.44%	20.31%	17.39%
Total capital to risk-weighted assets	21.45%	21.30%	18.50%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Quarterly Consolidated Statements of Earnings	2019	2019	2019	2018	2018
Interest income
Loans, including fees	$32,902	$34,240	$35,839	$33,829	$23,445
Investment securities and other	1,767	1,703	1,367	1,352	1,028
Total interest income	34,669	35,943	37,206	35,181	24,473
Interest expense
Deposits	9,155	9,035	7,247	6,661	4,139
Interest on subordinated debentures and other	1,921	1,929	1,933	1,325	925
Other borrowings	81	662	2,114	1613	793
Total interest expense	11,157	11,626	11,294	9,599	5,857
Net interest income before provision for loan losses	23,512	24,317	25,912	25,582	18,616
Provision for loan losses	824	357	550	1,890	1,695
Net interest income after provision for loan losses	22,688	23,960	25,362	23,692	16,921
Noninterest income	2,799	5,496	4,202	5,489	2,105
Noninterest expense	13,786	14,899	15,325	15,503	8,654
Earnings before income taxes	11,701	14,557	14,239	13,678	10,372
Income taxes	3,689	4,415	3,859	4,188	2,041
Net income	$8,012	$10,142	$10,380	$9,490	$8,331
Net income per common share - basic	$0.40	$0.51	$0.52	$0.49	$0.50
Net income per common share - diluted	$0.39	$0.50	$0.51	$0.48	$0.48
Cash dividends declared per common share	$0.10	$0.10	$0.10	$—	$0.09
Cash dividends declared	$2,016	$2,007	$2,007	$—	$1,489
Yield on average assets, annualized	1.15%	1.43%	1.44%	1.35%	1.73%
Yield on average earning assets	5.29%	5.37%	5.51%	5.45%	5.40%
Cost of average deposits	1.63%	1.62%	1.43%	1.28%	1.17%
Cost of average interest-bearing deposits	2.02%	1.99%	1.78%	1.61%	1.46%
Cost of average interest-bearing liabilities	2.30%	2.29%	2.17%	1.91%	1.75%
Accretion on loans to average earning assets	0.10%	0.11%	0.16%	0.14%	0.05%
Net interest margin	3.59%	3.64%	3.84%	3.88%	4.11%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of September 30, 2019		As of June 30, 2019		As of March 31, 2019		As of December 31, 2018		As of September 30, 2018
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$276,478	13.0	$283,920	13.6	$269,556	12.7	$304,084	14.2	$299,817	21.7
SBA	70,978	3.3	79,475	3.8	82,571	3.9	84,500	3.9	87,406	6.3
Construction and land development	101,649	4.8	118,806	5.7	125,686	5.9	113,235	5.3	110,710	8.0
Commercial real estate (1)	787,927	37.1	756,452	36.2	756,313	35.7	758,721	35.4	524,174	38.0
Single-family residential mortgages	888,577	41.8	853,403	40.7	885,951	41.8	881,249	41.2	359,111	26.0
Other loans	536	0.0	382	0.0	336	0.0	226	—	—	—
Total loans (2)	$2,126,145	100.0	$2,092,438	100.0	$2,120,413	100.0	$2,142,015	100.0	$1,381,218	100.0
Allowance for loan losses	(19,386)		(18,561)		(18,236)		(17,577)		(16,178)
Total loans, net	$2,106,759		$2,073,877		$2,102,177		$2,124,438		$1,365,040

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three months ended		Nine months ended
Change in Allowance for Loan Losses	September 30,		September 30,
(dollars in thousands)	2019	2018	2019	2018
Beginning balance	$18,561	$14,657	$17,577	$13,773
Additions to the allowance charged to expense	824	1,695	1,731	2,579
Recoveries (charged-off) on loans	1	(174)	78	(174)
Ending balance	$19,386	$16,178	$19,386	$16,178

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2019 and 2018.

	September 30,
(dollars in thousands, except per share data)	2019	2018
Tangible common equity:
Total shareholders' equity	$398,841	$294,999
Adjustments
Goodwill	(58,383)	(29,940)
Core deposit intangible	(6,444)	(1,203)
Tangible common equity	$334,014	$263,856
Tangible assets:
Total assets-GAAP	$2,820,302	$2,136,839
Adjustments
Goodwill	(58,383)	(29,940)
Core deposit intangible	(6,444)	(1,203)
Tangible assets	$2,755,475	$2,105,696
Common shares outstanding	20,030,866	16,795,903
Tangible common equity to tangible assets ratio	12.12%	12.53%
Tangible book value per share	$16.67	$15.71